                                                                    EXHIBIT 12.3

                            THE TIMES MIRROR COMPANY

         SUPPLEMENTAL PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND SUPPLEMENTAL PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                           (IN THOUSANDS OF DOLLARS)

                                                                           YEAR ENDED        SIX MONTHS ENDED
                                                                        DECEMBER 31, 1998      JUNE 30, 1999
                                                                        -----------------   ------------------
Pro forma fixed charges:
  Interest expense...................................................        $110,473             $ 61,587
  Portion of rents deemed to be interest.............................          11,533                5,873
  Amortization of debt expense.......................................           2,151                  976
                                                                             --------             --------
      Total fixed charges............................................         124,157               68,436
Preferred dividends..................................................          15,113                6,931
                                                                             --------             --------
Fixed charges and preferred dividends................................        $139,270             $ 75,367
                                                                             ========             ========

Pro forma earnings:
  Income from continuing operations before income taxes..............        $186,635             $201,914
  Fixed charges......................................................         124,157              68,436
  Amortization of capitalized interest...............................           3,902               1,873
  Equity loss from less than 50% owned unconsolidated affiliates ....          13,146               1,956
                                                                             --------             --------
      Total earnings.................................................        $327,840             $274,179
                                                                             ========             ========

Supplemental pro forma ratio of earnings to fixed charges............          2.6x                 4.0x
Supplemental pro forma ratio of earnings to fixed charges and
  preferred stock dividends..........................................          2.4x                 3.6x